 Exhibit 99.2

FOR IMMEDIATE RELEASE

POOL CORPORATION SIGNS DEFINITIVE AGREEMENT TO ACQUIRE
NATIONAL POOL TILE GROUP, INC.

COVINGTON, LA. (February 21, 2008) – Pool Corporation (the “Company” or “POOL”) (NASDAQ/GSM: POOL) announced today that it has signed a definitive agreement to acquire National Pool Tile Group, Inc. (“National Pool Tile” or “NPT”) from Pentair Water Pool and Spa, Inc., a division of Pentair, Inc. (NYSE: PNR).  National Pool Tile is the leading wholesale distributor of pool tile and composite pool finishes serving professional contractors in the swimming pool refurbish and construction markets through 15 distribution sales centers.  NPT has annual net sales of over $60 million, with the majority of their sales in the refurbish market.

Manuel Perez de la Mesa, POOL President and CEO, commented, “This transaction is an attractive complementary products opportunity that further enhances POOL’s ability to serve swimming pool refurbish and construction customers. POOL’s sales centers currently participate in these product categories in a number of markets, and the Company expects to realize significant synergies by leveraging our distribution networks and common resources to grow the Company’s sales and market share for pool tile, pool finishes, coping and related product offerings. While the accretive benefit from this transaction should be negligible in fiscal 2008, the Company believes that expected synergies will take hold quickly and provide an exceptional long-term value proposition for shareholders.”

“As swimming pools have become more of a mainstream product in many markets, particularly southern markets, the demand for the types of products distributed by NPT should grow at a faster rate long term than the overall pool market.  Increasingly, homeowners who refurbish their existing pools or have new pools constructed are choosing to install the higher end materials supplied by NPT to enhance the value of their backyard entertainment environments.  This acquisition positions POOL well to capitalize on that demand,” continued Perez de la Mesa.

The transaction is expected to close in March 2008 and POOL intends to fund this transaction through utilization of its existing bank facilities.

Pool Corporation is the largest wholesale distributor of swimming pool and related backyard products.  Currently, POOL operates 281 sales centers in North America and Europe, through which it distributes more than 100,000 national brand and private label products to roughly 70,000 wholesale customers.  For more information about POOL, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project” and similar expressions and include projections of earnings.  The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.  Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants, changes in the economy and the housing market and other risks detailed in POOL’s 2006 Annual Report on Form 10-K and 2007 Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

CONTACT:

Mark W. Joslin
Vice President and Chief Financial Officer
985.801.5151
mark.joslin@poolcorp.com